UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.            )

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CURON MEDICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CURON MEDICAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2005

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CURON MEDICAL, INC., a Delaware corporation, will be held on Tuesday, May 31, 2005 at 1:00 p.m. local time, at 46117 Landing Parkway, Fremont, California, 94538 for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

1.	To elect two Class II directors to serve for terms of three years expiring upon the 2008 Annual Meeting of Stockholders or until their successors are elected.

2.	To ratify the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the year ending December 31, 2005.

3.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 to 100,000,000 shares.

4.	To approve the issuance and sale of up to 13,482,464 shares of the our Common Stock, the issuance of warrants to purchase an aggregate of up to 7,145,715 shares of our Common Stock and the Common Stock that is issuable upon exercise of such warrants in a private financing on the terms described in this Proxy Statement.

5.	To authorize us to effect up to a 1-for-4 reverse stock split of our Common Stock.

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 22, 2005 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

FOR THE BOARD OF DIRECTORS

/s/ Larry C. Heaton II

Larry C. Heaton II

Chief Executive Officer, President and Board Member

Fremont, California

May 4, 2005

YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

CURON MEDICAL, INC.

PROXY STATEMENT FOR THE 2005

ANNUAL MEETING OF STOCKHOLDERS

MAY 31, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Curon Medical, Inc, for use at our Annual Meeting of Stockholders to be held Tuesday, May 31, 2005 at 1:00 p.m. local time, or at any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our principal executive offices at 46117 Landing Parkway, Fremont, California, 94538. Our telephone number at that location is (510) 661-1800.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2004, including financial statements, were first mailed on or about May 4, 2005 to all stockholders entitled to vote at the meeting.

Record Date and Principal Share Ownership

Stockholders of record at the close of business on April 22, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of April 15, 2005, 29,806,154 shares of our Common Stock were issued and outstanding and held of record by approximately 1,500 stockholders. The closing price of our Common Stock on April 15, 2005 as reported by The National Association of Securities Dealers, Inc. Automated Quotation Small Cap Market was $0.83 per share.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Alistair McLaren, Inspector of Elections, Curon Medical, Inc., 46117 Landing Parkway, Fremont, California, 94538, a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) appointed for the meeting and will determine whether or not a quorum is present.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, we intend to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the Class II directors, for the confirmation of the appointment of the designated independent accountants, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the items not marked.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders that are intended to be presented by such stockholders at our 2006 Annual Meeting must be received by us no later than January 4, 2006 in order that such proposals may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of April 15, 2005, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of our directors, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

Name and Address of Beneficial Owner	Number of shares outstanding	Number of Shares issuable upon exercise of options or warrants (2)	Total	Percent Owned (1)
Entities affiliated with U.S. Venture Partners (3) 2735 Sand Hill Road Menlo Park, CA 94025	3,175,511	102,600	3,278,111	11.0%

Entities affiliated with ONSET Ventures (4) 2400 Sand Hill Road Menlo Park, CA 94025	3,006,639	498,850	3,505,489	11.6%

Paul Economus 331 Dogwood Drive, Buelton, CA 93427	3,722,000	—	3,722,000	12.5%

Heartland Advisors 789 N. Water Street, Suite 500, Milwaukee, WI 53202	1,550,000	—	1,550,000	5.2%

S.F. Capital Partners Ltd 3600 South Lake Drive, St. Francis, WI 53235	1,488,305	34,875	1,523,180	5.1%

Palo Alto Investors 470 University Avenue, Palo Alto, CA 94301	1,542,059	—	1,542,059	5.2%

Michael Berman	126,026	170,000	296,026	1.0%

David I. Fann	6,300	57,100	63,400	*

Larry J. Strauss	—	15,000	15,000	*

Robert F. Kuhling, Jr. (5)	3,006,639	498,850	3,505,489	11.6%

Larry C. Heaton II	7,275	421,874	429,149	1.4%

Alistair F. McLaren	162,382	116,438	278,820	*

Carlos Babini	—	47,291	47,291	*

Patrick Rimroth	647	232,810	233,457	*

Gary Tegan	—	—	—	*

All executive officers and directors as a group (10 persons)	3,309,269	1,559,363	4,868,632	15.5%

*	Less than 1% outstanding common stock.

(1)	Applicable percentage ownership is based on 29,806,154 shares of Common Stock as of April 15, 2005, together with applicable options or warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

(2)	Includes shares of Common Stock issuable upon the exercise of warrants or stock options exercisable within 60 days of April 15, 2005

(3)	Includes 2,857,959 shares held by U.S. Venture Partners V, L.P., 158,777 shares held by USVP V International, L.P., 88,914 shares held by 2180 Associates Fund V, L.P., 69,861 shares held by USVP V Entrepreneur Partners, L.P. .

(4)	Includes 2,506,639 shares held by ONSET Enterprise Associates III, L.P., 485,150 shares held by ONSET IV, L.P. and 14,850 shares held by ONSET Entrepreneurs, L.P (collectively “ONSET”) and Includes 76,950 warrants held by ONSET Enterprise Associates III, L.P., 299,284 warrants held by ONSET IV, L.P. and 8,516 warrants held by ONSET Entrepreneurs, L.P and 114,100 shares issuable within 60 days pursuant to options issued to Mr. Kuhling.

(5)	Includes 3,006,639 shares, 114,100 options and 384,750 warrants held by ONSET. Mr. Kuhling is a general partner of ONSET and disclaims beneficial ownership of the shares held by ONSET except to the extent of his proportionate partnership interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers and beneficial owners of more than 10% of our Common Stock to file reports of ownership and reports of changes in the ownership with the Securities and Exchange Commission (the “SEC”). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of the forms we received, we believe that during the year ended December 31, 2004 (the “Last Fiscal Year”), all Section 16(a) filing requirements were satisfied on a timely basis.

PROPOSAL NO. 1

ELECTION OF DIRECTOR

Director and Nominees for Director

Pursuant to our Amended and Restated Certificate of Incorporation, our Board of Directors currently consists of six persons, divided into three classes serving staggered terms of three years. Currently, there are two directors in Class I, two directors in Class II and one director in Class III, with one open Class III seat. Two Class II directors are to be elected at the Annual Meeting. All Class I and Class III directors will be elected at the 2007 and 2006 Annual Meeting of Stockholders, respectively. The two Class II directors elected at the Annual Meeting will hold office until the 2008 Annual Meeting of Stockholders or until their earlier resignation or removal.

In the event the person becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected the nominee will be unavailable to serve.

The name of the Class II nominees for election to the Board of Directors at the Annual Meeting, their ages as of the Record Date and certain information about them is set forth below. The names of the current Class I and Class III directors with unexpired terms, their ages as of the Record Date and certain information about them are also stated below.

Name	Age	Principal Occupation	Director Since
Nominees for Class II Director
Robert F. Kuhling, Jr. (1) (2) (3)	56	General Partner, Onset Ventures	1999
Larry J. Strauss (2)	53	Chief Financial Officer, Hansen Medical, Inc	2005

Continuing Class I Directors
Larry C. Heaton II	48	Our Chief Executive Officer and President	2003
David I. Fann. (1) (2) (3)	41	General Partner, Inflection Capital	1999

Continuing Class III Director
Michael Berman. (1) (3)	47	Consultant	2000

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating Committee

There are no family relationships among any of our directors or executive officers. Our Board of Directors has determined that directors Fann, Kuhling and Strauss are independent directors as defined by the Nasdaq Marketplace Rules.

Director to be Elected at the Annual Meeting

Robert F. Kuhling, Jr.    Mr. Kuhling has served as a director since December 1999. Since February 1987, Mr. Kuhling has been a general partner or managing director of several venture capital partnerships managed by ONSET Ventures. He also serves as a director of several private companies. Mr. Kuhling holds an M.B.A. from Harvard Business School and an A.B. in Economics from Hamilton College.

Larry J. Strauss.    Mr. Strauss has served as a director since April 2005. He is currently Chief Financial Officer of Hansen Medical, Inc., a medical device company developing a robotic catheter control system. From September 2003 to August 2004, Mr. Strauss was Vice President, Finance and Chief Financial Officer of Vivus,

Inc., a specialty pharmaceutical company. From May 2002 to September 2003, Mr. Strauss was a Vice President, Finance of Baxter Healthcare Corporation. From June 1999 to May 2002, Mr. Strauss was Vice President, Finance and Chief Financial Officer of Fusion Medical Technologies, Inc., a developer of surgical products, which was acquired by Baxter Healthcare Corporation. Mr. Strauss earned an M.S. degree in Industrial Engineering and Operations Research from the University of California, Berkeley and a B.S. degree in Mathematics, cum laude, from Claremont McKenna College.

Directors Whose Terms Extend Beyond the Annual Meeting

Larry C. Heaton II.    Mr. Heaton has served as a director and as President and Chief Executive Officer since January 2003. From October 2000 until December 2002, Mr. Heaton was President, Chief Executive Officer and a Director of Response Genetics, a private biotechnology services company. From April 1982 until June, 2000, Mr. Heaton served in a variety of positions at United States Surgical Corporation, a publicly-traded medical device manufacturer, including as President and Chief Operating Officer from October 1998 until June 2000. Mr. Heaton studied Political Science at Eastern Illinois University and Business Administration at the University of Illinois.

David I. Fann.    Mr. Fann has served as a director since September 1999. Since July 2004, Mr. Fann has been a general partner of Inflection Capital. From March 1997 until June 2004, he has been President and Chief Executive Officer of Excelsior Private Equity Fund II, Inc., a business development company, and, since September 1994, he has also served as President and Chief Executive Officer of UST Private Equity Investors Fund, Inc., a business development company, and as a managing director of U.S. Trust Company of New York. Mr. Fann holds a B.A.S. in Industrial Engineering and Economics from Stanford University.

Michael Berman.    Mr. Berman has served as a director since July 2000 and as Chairman since the end of February 2001. From February 2000 until August 2001, Mr. Berman was Senior Vice President of Boston Scientific/Scimed. From June 1995 until February 2000, Mr. Berman was President and from January to June 1995 he was Vice President of Sales and Marketing of Boston Scientific/Scimed. He serves as a director of several private companies. Mr. Berman holds both an M.B.A. and a B.S. in Industrial and Labor Relations from Cornell University.

Vote Required

The Board unanimously recommends that you vote “FOR” the nominee. Votes withheld from the director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.

Board and Committee Meetings

Our Board of Directors held a total of six meetings during the fiscal year ended December 31, 2004. During the year, no incumbent director attended fewer than 75% of the Board or committee meetings held during his service as a director or committee member.

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. From time to time, the Board has created various ad hoc committees for special purposes.

The Audit Committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. This Committee, which currently consists of directors David Fann, Robert Kuhling, and Larry Strauss, held eight meetings during 2004. Director Berman was appointed as a member of the Audit Committee in December 2004 to fill the seat vacated by a departing director. While Mr. Berman was not independent under the Nasdaq rules, the Board at that time determined that Mr. Berman’s membership on the Audit Committee was permitted by Nasdaq’s audit committee composition “exceptional and limited circumstances” provision and was in the best interests of the corporation and its stockholders. Mr. Strauss replaced Mr. Berman on the Audit Committee in April 2005. The Board of Directors has determined that Mr. Strauss is an independent director and a financial expert as defined by the SEC.

The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for our executive officers and certain employees. This Committee, which currently consists of directors David Fann, Michael Berman and Robert Kuhling, held six meetings during 2004.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess Board effectiveness and helps develop and implement our corporate governance guidelines. The Nominating Committee held one meeting during 2004. The Nominating Committee currently consists of directors Michael Berman, David Fann, Robert Kuhling. While Mr. Berman is not independent under the Nasdaq rules, the Board at that time determined that Mr. Berman’s membership on the Nominating Committee is permitted by Nasdaq’s nominating committee composition “exceptional and limited circumstances” provision and is in the best interests of the corporation and its stockholders. The Board of Directors currently does not believe that the reliance on the “exceptional and limited circumstances” provision would materially adversely affect the ability of the Nominating Committee to act independently and to satisfy other listing standards requirements.

The consideration of any candidate for director will be based on the Nominating Committee’s assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. The Committee does not assign any particular weighting or priority to any particular factor it may consider. Candidates for director may be identified by management, other directors or by advisors to Curon. While it has not done so, the Nominating Committee may employ an executive search firm to assist it in future searches for potential board candidates.

The Nominating Committee also considers nominees proposed by stockholders. The Committee considers stockholder nominees in substantially the same manner as other nominees. To recommend a prospective nominee for the Nomination Committee’s consideration, stockholders should submit the candidate’s name and qualifications to our Corporate Secretary in writing at 46117 Landing Parkway, Fremont, California, 94538.

The Nominating Committee has considered, approved of, and recommended the inclusion of non-incumbent nominee Larry J. Strauss in our proxy card. Prior to the appointment of Mr. Strauss, the Nominating Committee had conducted a search for outside directors and interviewed several candidates. Mr. Strauss was introduced to Mr. Heaton by our outside counsel. Mr. Heaton then recommended Mr. Strauss to the Nominating Committee.

The Audit, Compensation and Nominating Committees operate under written charters adopted by the Board. These charters are available on our website at http://investor.curonmedical.com.

Communications With The Board

We do not have formal procedures for stockholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Corporate Secretary in writing at 46117 Landing Parkway, Fremont, California, 94538 with a request to forward the same to the intended recipient. In general, all stockholder communication delivered to our Corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the stockholder’s instructions. However, the Corporate Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.

We encourage all incumbent directors and nominees for election as director to attend the Annual Meeting. Last year’s annual meeting was attended by all incumbent directors and nominees for election as director.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee or executive officer of Curon has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. No Compensation Committee member is an officer or employee of Curon.

Directors Compensation

Directors who are employees of Curon Medical, Inc. do not receive any additional compensation for their services as directors. The non-employee directors receive $2,500 for each Board meeting attended in person and $1,500 by teleconference. Until June 16, 2004, non-employee directors received $1,500 for each Board meeting attended in person or by teleconference, excluding committee meetings and special telephonic meetings. Effective June 17, 2004, non-employee directors receive a payment of $500 for each in-person or teleconference committee meeting attended. All directors are reimbursed for reasonable expenses in connection with attendance at Board and committee meetings.

The Compensation Committee has authorized an annual amount of $10,000 to be paid to the director holding the position of Chairman of the Audit Committee. The Chairman of the Audit Committee is also entitled to per diem compensation of $350.00 per hour for additional extraordinary activities conducted with prior authorization of Audit Committee. Mr. Strauss is currently the Chairman of the Audit Committee entitled to the foregoing benefits.

In addition, our 2000 Stock Plan provides outside directors with two automatic option grants, including (a) an “initial” share option grant to purchase shares of our Common Stock on the later of the effective date of the 2000 Stock Plan or the date the outside director first became a director and (b) an “annual” share option grant to purchase shares of our Common Stock, provided the outside director has been a director for at least 6 months on the date of the grant. Each share option grant under the 2000 Stock Plan has an exercise price per share equal to 100% of the fair market value per share of our Common Stock on the date of the grant, and a ten-year term. Each initial share option grant becomes vested and exercisable in four successive and equal, annual installments measured from the date of the option grant. Each annual share option grant becomes vested and exercisable in full on the first anniversary of the option grant date.

With effect from June 16, 2004, the 2000 Stock Option Plan was amended to include each non-employee director elected to the Board of Directors for the first time following the Annual Meeting will receive upon election an initial grant of options to purchase 15,000 shares of common stock at fair market value on the date of grant as well as an annual grant of options to purchase 15,000 shares for each year during the director’s term. All of the foregoing options have a ten-year term. The initial option grants as well as the annual grants are fully vested and immediately exercisable on the day of grant. All grants issued to outside Board members will be exercisable for up to a year from the date of such Board member’s termination of service.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEE SET FORTH HEREIN.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 15, 2005:

Name	Age	Position(s)
Larry Heaton II	48	President, Chief Executive Officer and Director
Alistair F. McLaren	64	Chief Financial Officer and Vice President of Finance and Administration
Patrick J. Rimroth.	50	Chief Operating Officer and Senior Vice President, Operations/Research and Development
Carlos Babini	54	Executive Vice President of Sales & Marketing, President of International and Chief Sales & Marketing Officer
Gary Tegan	38	Vice President, Marketing
Mark Gordon	48	Vice President of Quality, Clinical and Regulatory

Larry Heaton II.    Mr. Heaton has served as President, Chief Executive Officer and Director since January 2, 2003. Business background supplied above under “Directors to be Elected at the Annual Meeting.”

Alistair F. McLaren.    Mr. McLaren has served as our Chief Financial Officer and Vice President of Finance and Administration since March 1998. Mr. McLaren is a member of the Institute of Chartered Accountants of Scotland.

Carlos Babini.    Mr. Babini has served as our Executive Vice President of Sales & Marketing, President of International and Chief Sales & Marketing Officer since April 2004. From October 2003, Mr. Babini was our Vice President of Sales. Previously, Mr. Babini held the position of Chief Operating Officer of Infomedix Communication, a leading developer of products for the medical education market, from 1999 to 2000. Mr. Babini holds a degree in Pharmacy from Wayne State University.

Patrick J. Rimroth.    Mr. Rimroth has served as our Chief Operating Officer since October 2004. In addition, Mr. Rimroth has served as our Senior Vice President of Operations/Research and Development since September 2001. From November 1995 to September 2001, Mr. Rimroth was Vice President of Operations for Symphonix Devices, Inc., a developer of long-term implantable hearing devices. Mr. Rimroth holds B.S. degrees in both Electrical Engineering and Biology from Purdue University.

Gary Tegan.    Mr.Tegan has served as our Vice President of Marketing since May 2004. Prior to joining Curon, Mr. Tegan held the position of Director of Marketing at Coalescent Surgical, Inc. a Sunnyvale, California, company specializing in the cardiac surgical market, from 2001 to May of 2004. Previously, Mr. Tegan was Senior Director of Marketing for Starion Instruments, a manufacturer of radiofrequency based surgical devices from 2000 to 2001. Prior to that position, Mr. Tegan served as Senior Director of Marketing at United States Surgical Corporation, a division of Tyco Healthcare, where he served in various sales and marketing roles from 1993 to 2000. Mr. Tegan holds a degree in Economics from the University of California, San Diego.

Mark Gordon.    Mr. Gordon has served as our Vice President of Regulatory Affairs, Quality Assurance & Clinical Affairs since July 2004. Prior to his employment at Curon, he served in various roles including consultant; VP Regulatory Affairs and Quality Assurance at Tescient, Inc., from August 2002 to August 2003; VP Regulatory Affairs and Quality Assurance at Kyphon, Inc., from November 2000 to September 2001; VP Regulatory Affairs at Medtronic Inc. (AVE), April to November 2000; and VP Regulatory, Quality and Clinical Affairs at LuMend, Inc., from May 1998 to April 2000. Mr. Gordon is RAC certified, and holds a BS and MS in Bioengineering from the University of California, San Diego.

Employment Agreements

In January 2003, we entered into an at-will employment agreement with Larry C. Heaton II whereby we have agreed to provide Mr. Heaton with a lump sum severance payment equal to six months of his then current monthly salary upon termination of his employment other than for cause. The agreement also provides that if, within 12 months following an acquisition, merger or sale of a majority of our assets, Mr. Heaton is terminated other than for cause or subject to constructive termination, Mr. Heaton will receive a lump sum severance payment equal to 12 months of his then current monthly salary and his outstanding stock options will fully and immediately vest. The agreement also provides for an annual salary of $295,000, annual performance bonuses of up to 40% of the annual salary, a housing allowance in the amount of $57,000 per year for up to the first four years of employment, reimbursement of relocation expenses of up to $125,000, an additional payment of $100,000 upon purchase of a home and an option to purchase 750,000 shares of Common Stock which vests as to 25% of the shares after the first year of employment and in equal monthly installments thereafter over the following 36 months.

We have entered into employment arrangements with Carlos Babini, Alistair McLaren, and Patrick J. Rimroth which provide that they will receive continued salary, medical benefits and stock option vesting for six months following involuntary termination of employment without cause, and eighteen months acceleration of stock option vesting if involuntarily terminated following a change of control transaction.

Each of our other named executive officers signed an offer letter before commencing their employment with us. The offer letters set forth each officer’s:

•	position and title,

•	salary and other compensation,

•	health benefits,

•	option grant and vesting schedule, and

•	obligation to abide by confidentiality provisions.

Additionally, each offer letter states that employment with us is at-will and may be terminated by either party at any time with or without notice or cause.

Code of Ethics

We have a code of ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of this code is available on our website at http://investor.curonmedical.com. We intend to disclose any changes in or waivers from our code of ethics by posting such information on our website or by filing a Form 8-K.

Executive Officer Compensation

Summary Compensation Table.    The following table sets forth information for the years ended December 31, 2004, 2003 and 2002 regarding the compensation of our Chief Executive Officer and each of our four other most highly compensated executive officers whose total annual salary and bonus for such fiscal years were in excess of $100,000 (the “Named Executive Officers”).

Summary Compensation Table

Long-Term Compensation Awards
Name and Principal Position	Year	Annual Compensation		Other Annual Compensation (1)	Securities Underlying Options (#)	All Other Compensation ($) (3)
		Salary ($)	Bonus ($)
Larry Heaton (3) Chief Executive Officer & President	2004 2003	$295,000 295,000	— —	$57,000 282,000	— 750,000	$180 —

Alistair F. McLaren Chief Financial Officer and Vice President of Finance Administration	2004 2003 2002	197,192 192,613 190,000	— — 16,450	6,000 6,000 6,000	— 50,000 50,000	792 — —

Patrick J. Rimroth (4) Chief Operating Officer And Senior Vice President	2004 2003 2002	230,907 218,763 215,796	— — —	— — —	25,000 25,000 125,000	204 — —

John W. Gaiser (5) Vice President of Engineering and Research and Development	2004 2003 2002	280,064 196,984 194,994	— — 15,910	2,700 3,600 3,600	— 20,000 40,000	165 — —

Carlos Babini (6) Executive Vice President of Sales & Marketing; President of International and Chief Sales & Marketing Officer	2004 2003	184,427 25,000	90,000 40,000	6,000 1,400	150,000 90,000	276 —

David W.J. Smith (7)	2004 2003	243,079 150,000	37,500 —	— —	— 300,000	80 —

Gary Tegan (8) Vice President, Marketing	2004	116,590	23,488	—	150,000	67

(1)	The amounts in this column represent car allowances unless otherwise noted.
(2)	Life insurance premiums paid by the Company on behalf of the Named Executive Officers.
(3)	Mr. Heaton was paid $225,000 in taxable and non-taxable relocation reimbursement related his move to California and, for each of the past two years, $57,000 in housing allowance.
(4)	Mr. Rimroth’s 2004 salary includes vacation pay in the amount of $4,212.
(5)	Mr. Gaiser’s employment terminated effective September 13, 2004. Mr. Gaiser’s salary includes severance pay in the amount of $51,084 and vacation pay in the amount of $26,491.
(6)	Includes commission earned in the amount of $40,000 and bonus earned in the amount of $50,000 in 2004 and $40,000 in commission in 2003.
(7)	Mr. Smith resigned effective September 1, 2004. Mr. Smith’s salary includes severance pay in the amount of $104,750 and vacation pay in the amount of $1,072.
(8)	Includes commission earned in the amount of $3,988.

Option Grants In Last Fiscal Year

Option Grants in Last Fiscal Year.    The following table sets forth each grant of stock options made during the fiscal year ended December 31, 2004 to each of the Named Executive Officers:

Name	Number of Securities Underlying Options Granted (1)	Percentage of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5% ($)	10% ($)
Larry Heaton	—	—	—	—	—	—
Alistair F. McLaren	—	—	—	—	—	—
Patrick J. Rimroth	25,000	2.3%	1.25	09/08/14	19,653	49,804
John W. Gaiser	—	—	—	—	—	—
Carlos Babini	50,000	4.6%	2.71	03/12/14	85,215	215,952
	100,000	9.2%	1.25	09/08/14	78,612	199,218
David W.J. Smith	—	—	—	—	—	—
Gary Tegan	50,000	4.6%	1.75	05/05/14	55,028	135,452
	50,000	4.6%	1.25	09/08/14	39,306	99,609
	50,000	4.6%	0.90	10/15/14	28,300	71,718

(1)	Option grants were made under our 2000 Option Plan. Each grant allows the officer to acquire shares of our Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. These options have a 10 year term and twenty-five percent (25%) of the shares subject to the option vest on the first anniversary of the grant date with the remaining shares vesting in thirty-six successive equal monthly installments over the optionee’s continued service.
(2)	Based on an aggregate of 1,165,320 options granted to employees, consultants and Board members in 2004, including options granted to the Named Executive Officers.
(3)	The potential realizable values are based on an assumption that the price of our common stock will appreciate at the compounded annual rate shown from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect our estimate of future stock price growth of the shares of our common stock.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values.    The following table sets forth the information with respect to stock option exercises during the year ended December 31, 2004, by the Named Executive Officers, and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 2004.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At December 31, 2004 (#)		Value of Unexercised In-the- Money Options at December 31, 2004 ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Larry Heaton	—	—	359,375	390,625	$384,531	$417,969
Alistair F. McLaren	—	—	105,604	54,584	74,393	40,803
Patrick J. Rimroth	—	—	207,811	117,189	79,296	64,454
John W. Gaiser	—	—	68,749	—	29,766	—
Carlos Babini	—	—	26,250	213,750	—	50,000
David W.J. Smith	143,750	18,527	—	—	—	—
Gary Tegan	—	—	—	150,000	—	67,500

(1)	The value of unexerxised in-the-money options equals the difference between the option exercise price and the closing price of our Common Stock on December 31, 2004 multiplied by the number of shares underlying the options. The closing price of our Common Stock on December 31, 2004, as reported on the NASDAQ Small Cap Market was $1.75 per share.

Equity Compensation Plan Information

The following table sets forth the information with respect to equity compensation plans at December 31, 2004.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (1)	5,000,677	$2.72	4,268,123
Equity compensation plans not approved by stockholders (2)	N/A	N/A	N/A

Total	5,021,247	$2.72	4,268,123

(1)	Consists of the 2000 Stock Option Plan, the 1997 Stock Option Plan, and the 2000 Employee Stock Purchase Plan.
(2)	We do not have any equity compensation plan not approved by security holders.

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

Compensation Committee Report on Executive Compensation

The following is provided to stockholders by the members of the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors, comprised of three directors, is responsible for the administration of our compensation programs. These programs include base salary for executive officers and both annual and long-term incentive compensation programs. Our compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to our performance and stockholder return.

Compensation Philosophy.    Our overall executive compensation philosophy is based on a series of guiding principles derived from our values, business strategy, and management requirements. These principles are summarized as follows:

•	Provide competitive levels of total compensation which will enable us to attract and retain the best possible executive talent;

•	Motivate executives to achieve optimum performance for us;

•	Align the financial interest of executives and stockholders through equity-based plans;

•	Provide a total compensation program that recognizes individual contributions as well as overall business results.

Compensation Program.    The Compensation Committee is responsible for reviewing and recommending to the Board the compensation and benefits of all of our officers and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee is also responsible for the administration of our 2000 Stock Plan and 2000 Employee Stock Purchase Plan. There are two major components to our executive compensation: base salary and potential cash bonus, as well as potential long-term compensation in the form of stock options. The Compensation Committee considers the total current and potential long-term compensation of each executive officer in establishing each element of compensation.

1.    Base Salary.    In setting compensation levels for executive officers, the Compensation Committee reviews competitive information relating to compensation levels for comparable positions at medical product, biotechnology and high technology companies. In addition, the Compensation Committee may, from time to time, hire compensation and benefit consultants to assist in developing and reviewing overall salary strategies. Individual executive officer base compensation may vary based on time in position, assessment of individual performance, salary relative to internal and external equity and critical nature of the position relative to our success.

2.    Long-Term Incentives.    Our 2000 Stock Plan provides for the issuance of stock options to our officers and employees to purchase shares of our Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. Stock options are granted to our executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future performance. The Compensation Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of our equity.

2004 Compensation for the Chief Executive Officer

In determining the salary of Larry Heaton for 2004, the Compensation Committee considered competitive compensation data for the presidents and chief executive officers of similar companies within the medical device industry, taking into consideration Mr. Heaton’s experience and knowledge. Based on plans for specified goals, the Compensation Committee determined that Mr. Heaton’s salary should be $295,000 effective January 1, 2004 and a cash bonus could be earned of up to 40% of his base salary. No such bonus was paid in 2004, based on actual company performance.

It is our policy to periodically review executive base salaries in relation to comparable positions in comparable companies. The Compensation Committee believes that base salaries should remain competitive with those in the industry taking into account the total compensation package of base salary and incentives.

Section 162(m) of the Internal Revenue Code Limitations on Executive Compensation

In 1993, Section 162(m) was added to the United States Internal Revenue Code of 1986, as amended, (the “Code”). Section 162(m) may limit our ability to deduct for United States federal income tax purposes compensation in excess of $1,000,000 paid to our Chief Executive Officer and our four other highest paid executive officers in any one fiscal year. None of our executive officers received any such compensation in excess of this limit during fiscal year 2004. Grants under the 2000 Stock Plan are not subject to the deduction limitation, including the option grant limitations described below.

Section 162(m) of the Code places limits on the deductibility for United States federal income tax purposes of compensation paid to certain of our executive officers. In order to preserve our ability to deduct the compensation income associated with options granted to such persons, our 2000 Stock Plan provides that no employee may be granted, in any of our fiscal years, options to purchase more than 1,000,000 shares of Common Stock. In addition, our 2000 Stock Plan provides that in connection with an employee’s initial employment, the employee may be granted an additional 2,000,000 shares of Common Stock.

Respectfully submitted,

Michael Berman

David Fann

Robert Kuhling

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2005, and recommends that stockholders vote for ratification of such appointment.

PricewaterhouseCoopers LLP has audited our financial statements annually since our inception in 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent accountants at any time during the year.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

Fees Paid To Independent Registered Public Accounting Firm

The following information sets out the fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, during the fiscal years 2004 and 2003.

	2004	2003
Audit Fees (1)	$270,130	$183,000
Audit-Related Fees (2)	281,893	—
Tax Fees (3)	38,300	25,588
All Other Fees (4)	—	—

Total Fees	$590,323	$208,588

(1)	Audit fees consists of fees billed or to be billed to us by PricewaterhouseCoopers LLP for professional services rendered for the audit of our financial statements and the review of the interim financial statements included in our Quarterly Reports on Form 10-Q.
(2)	Includes accounting costs billed to us by PricewaterhouseCoopers LLP associated with the 2004 internal investigation, as well as the filing of registration statements on Form S-3 and Form S-8.
(3)	Consists of fees billed to us by PricewaterhouseCoopers LLP for tax planning, assistance with the preparation of various tax returns and advice on other tax related matters.
(4)	We did not engage PricewaterhouseCoopers LLP to provide advice to us regarding matters other than those described above during our 2004 and 2003 fiscal years.

Our Audit Committee has approved the non-audit services performed by PricewaterhouseCoopers LLP and has determined that the rendering of such non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

Audit Committee Report

The Audit Committee met eight times during the 2004 fiscal year to discuss and review various matters as contemplated by the Audit Committee Charter. Each Audit Committee member is qualified as “Independent” as defined by Rule 4200(a)(14) of the National Association of Securities Dealers.

The Audit Committee charter is attached to our 2003 Annual Report as Exhibit A. The purposes of the Audit Committee are set forth in the Audit Committee Charter. The role of the Audit Committee is to assist the Board of Directors in its oversight of our financial reporting process.

As set forth in the Charter, management is responsible for the preparation, presentation and integrity of our financial reporting process and internal control systems and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The Audit Committee meets with our independent registered accounting firm to approve the annual scope of accounting services to be performed, including all audit, audit-related, and non-audit services, and the related fee estimates. The Audit Committee also meets with our independent registered accounting firm on a quarterly basis, following completion of their quarterly reviews and annual audit before our earnings announcements, to review the results of their work. Management and our independent registered accounting firm update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee also considered whether the provision by the independent accountants of non-audit services to us is compatible with maintaining the independent accountants’ independence. Finally, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent accountants the independent accountant’s independence.

The members of the Audit Committees are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of accountant independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of our financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that our accountants are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report to stockholders for the most recent fiscal period.

Respectfully submitted,

David Fann

Robert Kuhling

Larry Strauss

PROPOSAL NO. 3

AUTHORIZATION TO INCREASE THE AUTHORIZED COMMON STOCK

The Board of Directors has approved an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock by an additional 50,000,000 shares. As of the Record Date, we had 50,000,000 shares of Common Stock authorized for issuance, of which 29,806,154 shares were outstanding and 11,615,813 shares were reserved for future issuance under our stock option plans and upon exercise of outstanding warrants. After taking into consideration those shares of Common Stock outstanding or reserved for issuance, we had 8,578,033 shares available for future issuance as of the record date.

The authorized shares of Common Stock remaining available for future issuances is not sufficient to complete the pending private placement transaction as more fully described in this Proxy Statement. Further, the Board of Directors believes that the authorized shares of Common Stock remaining available for future issuances is not sufficient to raise additional capital and to enable the Company to respond to potential business opportunities that may arise. Accordingly, the Board of Directors believes that it is in our best interest to increase the number of authorized shares of Common Stock in order to complete the pending private placement transaction, and to provide us with the flexibility to issue additional shares from time to time as the Board of Directors may determine for financings, acquisitions, strategic business relationships or stock dividends. Further, the Board of Directors believes the availability of additional shares of Common Stock will enable the Company to attract and retain talented employees by having a sufficient number of shares of Common Stock available for the grant of stock options and other stock-based incentives. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and relative voting power. This proposal will have no effect on the number of shares of preferred stock authorized for issuance.

This proposal has been prompted solely by the business considerations discussed in the preceding paragraph. Nevertheless, the additional shares of Common Stock that would become available for issuance if this proposal is approved could be used by management for future dilutive issuances, or to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. The Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control of our company, and the proposal was not adopted to thwart any such efforts.

If our stockholders approve this proposal, we will file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. The form of Certificate of Amendment is attached to this Proxy Statement as Annex A.

No Appraisal Rights

In connection with the approval of the increase in authorized shares of Common Stock, stockholders will not have a right to appraisal and obtain payment for their shares under Delaware law or our Amended and Restate Certificate of Incorporation or bylaws.

Vote Required

The affirmative vote of the holders of a majority of the Company’s outstanding Common Stock is required to approve this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 4

APPROVAL OF THE ISSUANCE OF SECURITIES IN CONNECTION WITH A FINANCING TRANSACTION

On April 7, 2005, we entered into a Stock Purchase Agreement with certain accredited investors (the “Stock Purchase Agreement”) to consummate an equity financing (the “Financing”). We have already completed the first closing of the Financing pursuant to which we sold and issued 4,962,614 shares of our Common Stock at $0.65 per share and warrants exercisable to purchase 2,630,176 shares of our Common Stock at an exercise price of $1.00 per share (the “First Closing”). The shares sold in the First Closing represented 19.99% of our shares outstanding prior to the Financing. Pursuant to the Stock Purchase Agreement, the same investors entered into binding commitments to purchase an additional 13,482,464 shares of Common Stock at $0.65 per share (the “Shares”) and warrants exercisable for 7,145,715 shares of Common Stock at an exercise price of $1.00 per share (the “Warrants,” and the shares of Common Stock issuable upon exercise of the Warrants are the “Warrant Shares”) at a second closing (the “Second Closing”). The Shares, Warrants and Warrant Shares are collectively referenced herein as the “Securities.”

The sale and issuance of the Second Closing Shares and Warrants is contingent upon the approval by the stockholders. If the stockholders approve this proposal at the Annual Meeting, the Second Closing is expected to occur promptly thereafter.

Stockholder Approval Required under NASD Rules

The issuance of the Securities by the Company is subject to stockholder approval pursuant to the Rules of the National Association of Securities Dealers, Inc. (“NASD”) applicable to companies whose securities are traded on the Nasdaq SmallCap Market (“Nasdaq”). Rule 4350(i) of the NASD rules (the “20% Rule”) requires companies that are listed on Nasdaq to obtain stockholder approval prior to issuing common stock (or shares convertible into or exercisable for common stock) in a private financing at a price less than the market value of the common stock, where the amount of common stock to be issued (or issuable upon conversion or exercise) is or will be greater than 20% of the common stock or voting power of the Company outstanding prior to the issuance.

Because the Shares are being issued in a private financing at a price that is below the market price of our Common Stock, approval of our stockholders will be required in order to permit the number of Shares to constitute more than 20% of the shares outstanding immediately prior to the Financing. The Shares to be issued in the Financing, together with the shares issued in the First Closing, will constitute approximately 74.2% of the shares outstanding prior to the Financing. As such, we are seeking stockholder approval of the issuance of the Securities prior to and as a condition to the Second Closing.

Reasons for the Financing

The Board of Directors has determined that obtaining additional funds is critical to our ability to execute on its current business plan. However, because of the restrictions of the 20% Rule, we are limited in the amount it may raise through the private sale of its equity securities without obtaining stockholder approval. If our stockholders approve this proposal, we will raise an additional $8,763,601.60 in the Financing beyond the $3,225,699 raised in the First Closing. Based on current market conditions, management and the Board of Directors believes that a sale of securities in a public offering at the current market price of the Common Stock would not likely be achievable. A public offering would also involve substantial delay and significant expense, and might be unsuccessful given current conditions in the market for public company issuances. Therefore, the Board of Directors believes that our best option for additional financing is to complete the Financing on the terms outlined in this proposal.

The Board of Directors has also determined, based on current market conditions, the extensive arms-length negotiations with the purchasers of the Securities and discussions with other potential investors, that the equity securities being sold in the Financing are being issued and sold for fair value.

Consequences of Non-Approval

Because stockholder approval of the Financing is a condition to the Second Closing, the purchasers will no longer complete the Financing if stockholder approval is not obtained. Without the additional funds, it will be difficult for us to continue our current level of operations.

Terms of the Financing

The terms of the Financing and a description of the Securities is summarized below. Copies of the Stock Purchase Agreement, and the form of Warrant (collectively, the “Financing Documents”) were filed as exhibits to our Current Reports on Form 8-K with the SEC on April 12, 2005 and on April 20, 2005, and you are encouraged to review the full text of the Financing Documents. The following summary is qualified in its entirety by reference to the more detailed terms set forth in the Financing Documents.

Terms of the Shares and the Warrant Shares

Purchase Price

The price per share for the Shares purchased in the Financing is $0.65 (the “Purchase Price”).

Warrant Coverage

For each Share purchased in the Financing, each purchaser will receive a Warrant to purchase half a share of the Company’s Common Stock at a price of $1.00 per share.

Rights Associated with the Shares

The holders of the Shares and the Warrant Shares will be entitled to one vote per share on all matters to be voted on by our stockholders and there is no cumulative voting. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of the Shares and the Warrant Shares will be entitled to receive ratably all assets remaining after payment of liabilities. Holders of the Shares and Warrant Shares will have no preemptive, conversion, subscription or other rights.

Registration Rights

The issuance of the Securities (and the Warrant Shares) has not been registered under the Securities Act or any other applicable securities laws and the Securities are therefore be deemed “restricted securities” under the Securities Act. As a result, the Securities (and the Warrant Shares) may only be sold, assigned, transferred or otherwise disposed of by the purchaser if subsequently registered or an exemption from registration is available.

We agreed, pursuant to the Securities Purchase Agreement, to use commercially reasonable efforts to prepare and file with the SEC, within 30 business days of the First Closing, a registration statement (the “Registration Statement”) registering the resale of the Shares and the Warrant Shares and the shares and warrants sold in the First Closing. We also agreed to use commercially reasonable efforts to insure that the Registration Statement is promptly declared effective within 90 days from the First Closing. In the event that the Registration Statement is reviewed by the SEC, the Company agreed to use commercially reasonable efforts to insure that the Registration Statement is declared effective within 120 days.

Terms of the Warrants

Exercise Period

The warrants issued in connection with the First Closing are exercisable at any time after six months a one day after the First Closing until five years of their issuance, and the Warrants issued in connection with the Second Closing are exercisable within the five years of their issuance.

Exercise Price, Adjustment

Each share of Common Stock exercisable by Warrant at $1.00 per share (the “Warrant Exercise Price”). The Warrant Exercise Price and the number of shares subject to the Warrants will be subject to adjustment in certain events including: the issuance of any dividends; stock splits; stock dividends; reclassifications; subdivisions; combinations of our Common Stock; or future dilutive issuances below $1.00.

Use of Proceeds

We intend to use the proceeds from the sale of the Securities for working capital and general corporate purposes. SVB Alliant and The Robins Group acted as placement agents for the Financing, and will each receive placement fees in connection with the consummation of the Financing. SVB Alliant will receive a cash fee of 5% of the gross proceeds of the Financing, and The Robins Group LLC will receive 2% of the gross proceeds of the financing and warrants exercisable for up to 553,352 shares of Common Stock. These warrants issuable to The Robins Group LLC will have the same terms as the warrants issued to the Investors.

Financial and Other Information

The financial and other information required pursuant to Item 13(a) of the Proxy Rules is incorporated by reference to our Annual Report which is being delivered to our stockholder with this Proxy Statement.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to approve the Financing.

Board Recommendation

Although the issuance of the Securities in connection with the Financing will have a dilutive effect on our current stockholders, the Board of Directors believes that stockholder approval of the Financing is in our best interest because we require additional capital to continue our business operations.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL NO. 5

APPROVAL OF REVERSE STOCK SPLIT

Our Board of Directors has recommended that the stockholders approve a proposal to permit us to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Common Stock at a specific ratio to be determined by the Board of Directors within twelve months from the Annual Meeting. If our stockholders approve this proposal, the Board of Directors will have the sole discretion to elect, as it determines to be in our best interests whether or not to effect the reverse stock split, and if so, the specific ratio to be used, and the exact timing of the reverse stock split. Upon implementation of the reverse stock split, a number of shares of outstanding Common Stock, up to 4 shares will be automatically converted into one share of Common Stock.

In deciding whether to implement the reverse stock split, and the ratio to be used, the Board of Directors will consider, among other things, (i) the market price of our common stock at such time, (ii) the number of shares that will be outstanding after the split, (iii) the stockholders’ equity at such time, (iv) the shares of Common Stock available for issuance in the future, and (v) the nature of our operations. The reverse stock split would only become effective upon filing a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”). The form of Certificate of Amendment to effect the reverse stock split is attached to this Proxy Statement as Annex B and the following discussion is qualified in its entirety by the full text of the Certificate of Amendment.

Purposes of the Reverse Stock Split

Our Common Stock has been listed on Nasdaq since 2000. The listing eligibility requirements of The Nasdaq SmallCap Market provide that stocks trading for extended periods of time at low prices may be subject to delisting. Because our stock has traded above $1.00 per share recently, we do not believe that we are at risk of imminent non-compliance with this maintenance requirement. Nevertheless, our stock price is currently trading below the $1.00 per share level and could remain at that level for any number of reasons, many of which are beyond our control, and an increase in stock price that could result from a reverse stock split would substantially reduce the risk that Nasdaq would consider taking action to delist our common stock for that reason.

The Board also believes that an increased stock price may encourage investor interest and improve the marketability and liquidity of our Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. The Board of Directors believes that the anticipated higher market price resulting from a reverse stock split may reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage firms described above. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

The Board of Directors believes that stockholder approval of a range of exchange ratios (rather than a fixed exchange ratio) provides us with the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the Board of Directors would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in our best interests at that time. If the Board were to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range set forth herein. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If stockholders approve the proposal, and the Board of Directors determines to implement the reverse stock split, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the board selects. If the Board of Directors does not implement the reverse stock split within 12 months from the annual meeting, the authority granted in this proposal to implement the reverse stock split will terminate. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in our best interests.

Potential Risks of the Reverse Stock Split

If the Board were to effect a reverse stock split, there can be no assurance that the bid price of the Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split. For example, based on the closing price on The Nasdaq SmallCap Market of our Common Stock on March 14, 2005 of $1.17 per share, if the Board of Directors decided to implement a reverse stock split at a ratio of 1-for-3, there can be no assurance that the post-split market price of our Common Stock would be $3.51 or greater. Accordingly, the total market capitalization of our Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split.

Additionally, the liquidity of our Common Stock could be affected adversely by the reduced number of shares outstanding after the reverse stock split. Although the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our Common Stock.

Principal Effects of a Reverse Stock Split

Common Stock

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. No reverse stock split within the range of ratios proposed will affect the registration of our Common Stock under the Exchange Act. If the reverse stock split is implemented, our Common Stock will continue to be listed on Nasdaq under the symbol “CURN.”

After the effective date of any reverse stock split, each stockholder will own fewer shares of our Common Stock. However, the reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the reverse stock split other than as a result of the payment of cash in lieu of fractional shares. Further, the number of stockholders of record will not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the reverse stock split, as discussed below.

A reverse stock split is likely to result in some stockholders owning “odd-lots” of fewer than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares. A reverse stock split would not change the number of authorized shares of the Common Stock as designated by our Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under the Company’s authorized pool of Common Stock would increase.

These additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for Common Stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted. Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of our Common Stock for such purposes.

This proposal has been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of Common Stock that would become available for issuance if a reverse stock split is effected could also be used by the Company’s management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. The Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted to thwart any such efforts.

The following table depicts, by way of example, the potential effects of the reverse stock split, assuming exchange ratios within the 1-for-2 to 1-for-4 range, upon the number of shares of Common Stock outstanding, the number of shares of Common Stock reserved for future issuance and the number of authorized but unissued shares of Common Stock that would be available for issuance after the reverse stock split at each given ratio. As discussed above, the number of shares of Common Stock authorized for issuance under our Certificate of Incorporation would remain unaffected by the reverse stock split. Although the following table sets forth various reverse stock split ratios, the Board may choose any ratio within the authorized range.

Reverse Stock Split Ratio	Common Stock Outstanding		Shares Reserved for Issuance		Shares Available for Issuance
Before Split	29,806,154		11,615,813		8,578,033
1-for-2	14,903,077	(1)	5,807,907	(2)	4,289,017
1-for-3	9,935,385	(1)	3,871,938	(2)	2,859,344
1-for-4	7,451,539	(1)	2,903,953	(2)	2,144,508

(1)	Represents the total number of shares Common Stock outstanding after the reverse stock split, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.
(2)	Represents the total number of shares reserved for issuance pursuant to stock option plans, employee stock purchase plan and warrants, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

Options and Warrants

In addition, all outstanding options and warrants to purchase shares of our Common Stock would be adjusted as a result of any reverse stock split, as required by the terms of those securities. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the reverse stock split. Also, the number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the reverse stock split.

Rights Agreement

We adopted a stockholder rights plan in October 2001 (the “Rights Plan”), whereby we declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock. Each share of Common Stock outstanding at the time of the reverse stock split will have the same number of Rights associated with it as were associated with one share of Common Stock immediately prior to the reverse stock split. However, ratable adjustments will be made to: (i) the deemed market price of the Series A Participating Preferred Stock, (ii) the redemption price per Right and (iii) the “spread” used to calculate the consideration that may be issued in exchange for a Right. The foregoing summary is qualified in its entirety by the full text of the Rights Plan, a copy of which has been filed with the SEC and is available from us.

Fractional Shares

No fractional shares of our Common Stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio will, upon surrender to the exchange agent of the certificates representing such fractional shares, be entitled to receive cash in an amount equal to the fair market value of any such fractional shares as described below.

In lieu of issuing fractional shares, we may either: (i) directly pay each stockholder who would otherwise be entitled to receive a fractional share an amount in cash equal to the closing stock price of our Common Stock, as quoted on The Nasdaq SmallCap Market the day after the reverse stock split becomes effective, multiplied by the fractional share amount, (ii) make arrangements with its transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the effective date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his or her ratable portion of the sale proceeds, or (iii) elect to round fractions up to the nearest whole share.

Implementation and Exchange of Stock Certificates

If our stockholders approve this proposal and our Board of Directors decides to effectuate a reverse stock split, we will file an amendment to our Certificate of Incorporation with the Delaware Secretary of State. The reverse stock split will become effective at the time specified in the amendment, which we expect to be the next business day after the filing of the amendment, and which we refer to as the effective date.

As of the effective date of the reverse stock split, each certificate representing shares of our Common Stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our Common Stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by the Company after the effective date until they surrender their old stock certificates for exchange. All shares underlying options and warrants and other securities would also be automatically adjusted on the effective date.

Our transfer agent, Mellon Investor Services, is expected to act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities exercisable for the our Common Stock would be notified of the effectiveness of the reverse stock split. Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their shares. No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the ratio of the reverse stock split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No Appraisal Rights

In connection with the approval of the reverse stock split, stockholders of the company will not have a right to dissent and obtain payment for their shares under Delaware law or our Certificate of Incorporation or bylaws.

Tax Consequences to Common Stockholders

The following discussion sets forth the material United States federal income tax consequences that management believes will apply to us and our stockholders who are United States holders at the effective time of the reverse stock split. This discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock. Furthermore, no foreign, state or local tax considerations are addressed herein. For this purpose, a United States holder is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a stockholder upon his or her exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

A stockholder who receives cash in lieu of a fractional share that would otherwise be issued in the reverse stock split will be deemed for federal income tax purposes to have first received the fractional share, with a basis and holding period determined in accordance with the foregoing paragraph. The stockholder will then be deemed to have sold that fractional share to the back to the Company for the cash actually received. The receipt of cash instead in the deemed sale of a fractional share will result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share. Gain or loss will generally be a capital gain or loss. Capital gain of a noncorporate United States holder is generally taxed at a lower rate than other income where the property has a holding period of more than one year. Deduction of capital losses are subject to limitation.

Tax Consequences

We should not recognize any gain or loss as a result of the reverse stock split.

Vote Required

The affirmative vote of the holders of a majority of our outstanding Common Stock is required to approve this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Stock Performance Graph

The following graph compares the cumulative total stockholder return on our Common Stock with the cumulative total return of the Nasdaq Market, U.S. index (“Nasdaq U.S. Index”) and the Medical Appliances/Equipment index (“MG Group Index”) for the period beginning on September 22, 2000, our first day of trading after our initial public offering, and ending on December 31, 2004.

COMPARE CUMULATIVE TOTAL RETURN

AMONG CURON MEDICAL, INC.,

NASDAQ MARKET INDEX AND CORE DATAGROUP INDEX

ASSUMES $100 INVESTED ON SEPT. 22, 2000

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2004

*	The graph assumes that $100 was invested on September 22, 2000 in our Common Stock, the Nasdaq U.S. Index and the Core data Group Index, and that all dividends were reinvested. No dividends have been declared or paid on our Common Stock. Stock performance shown in the above chart for the Common Stock is historical and should not be considered indicative of future price performance.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

FINANCIAL AND OTHER INFORMATION

The financial and other information required pursuant to Item 13(a) of the Proxy Ruler is incorporated by reference to our Annual Report which is being delivered to our stockholder with this Proxy Statement.

THE BOARD OF DIRECTORS

Fremont, California

May 4, 2005

ANNEX A

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

CURON MEDICAL, INC.

Curon Medical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said Corporation and declaring said amendment advisable and directing that said amendment be submitted to the stockholders of said Corporation entitled to vote in respect thereof for their approval. The resolution setting forth said amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by replacing the text of the first paragraph of Article IV thereof so that such text shall be and read as follows:

“The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares which the Corporation is authorized to issue is 105,000,000 shares. The number of shares of Common Stock authorized is 100,000,000. The number of shares of Preferred Stock authorized is 5,000,000.”

SECOND: That thereafter at the Annual Meeting of Stockholders of said corporation, duly called and held, upon notice in accordance with the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of General Corporation Law by obtaining the affirmative vote of a majority of the outstanding shares of Common Stock of said Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this          day of                 ,         .

CURON MEDICAL, INC.

By:
Chief Executive Officer

ANNEX B

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

CURON MEDICAL, INC.

Curon Medical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said Corporation and declaring said amendment advisable and directing that said amendment be submitted to the stockholders of said Corporation entitled to vote in respect thereof for their approval. The resolution setting forth said amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by replacing the text of the first paragraph of Article IV thereof so that such text shall be and read as follows:

“Upon the amendment of this Article to read as herein set forth with the Delaware Secretary of State (the “Filing Date”), each [X*] outstanding shares of Common Stock shall be combined and converted automatically into one (1) share of Common Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share after the combination, as determined by the Board of Directors of the Corporation. All numbers of shares contained in this Certificate of Incorporation are stated after giving effect to the combination of the Common Stock and no further adjustment shall be made as a consequence of such combination.

The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares which the Corporation is authorized to issue is [105,000,000**] shares. The number of shares of Common Stock authorized is [100,000,000**]. The number of shares of Preferred Stock authorized is [5,000,000**].”

SECOND: That thereafter at the Annual Meeting of Stockholders of said corporation, duly called and held, upon notice in accordance with the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of General Corporation Law by obtaining the affirmative vote of a majority of the outstanding shares of Common Stock of said Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this          day of                 ,         .

CURON MEDICAL, INC.

By:
Chief Executive Officer

*	X shall be a number between 2 to 4, as determined by the Board.
**	Assumes that an increase to the authorized shares has been approved by the stockholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CURON MEDICAL, INC.

2005 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Curon Medical, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated May 4, 2005 and hereby appoints Alistair F. McLaren proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2005 Annual Meeting of Stockholders of Curon Medical, Inc. to be held on May 31, 2005 at 1:00 p.m., local time, at 46117 Landing Parkway, Fremont, California, 94538 and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH PROPOSAL.

1.	Election of Class II Director Nominees: Robert F. Kuhling, Jr. Larry J. Strauss	FOR ☐	WITHHOLD FOR ALL ☐

(Instructions: To withhold authority to vote for any nominee, strike out the individual’s name above)

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Authorization to increase the authorized Common Stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Approval of the issuance of Securities in connection with a financing transaction.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	Approval of reverse stock split.	FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAME OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

SIGNATURE(S)

SIGNATURE(S)	DATE:	___________________, 2005

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Mark here for address change or comments: ☐

FOLD AND DETACH HERE